Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Discover Financial Services Amended and Restated 2014 Omnibus Incentive Plan, Legacy Discover 2023 Omnibus Incentive Plan, and Discover Financial Services Directors’ Compensation Plan of our reports dated February 20, 2025, with respect to the consolidated financial statements of Capital One Financial Corporation, and the effectiveness of internal control over financial reporting of Capital One Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

May 19, 2025